Exhibit 10.58

ENGAGEMENT AGREEMENT FOR ADVISORY SERVICES

This Engagement Agreement (this “Agreement”) is entered into between Humbl, Inc. (“Client”) and George Sharp (“Consultant”), collectively the “Parties”, as of November 18, 2021, in San Diego, California.

1. Scope And Duties. Client hereby retains Consultant to provide advice in connection with the business of the Client. The Client is interested achieving a listing on the NASDAQ Stock Market, in maintaining its good standing with regulators, OTC Markets Group, Inc. and the general public. In addition, the Client is interested in advice and guidance on the dissemination of public statements, including press releases; or the filing of any disclosure with the Secretary of State for the State of Delaware, United States Securities and Exchange Commission (“SEC”), OTC Markets Group, Inc. (“OTCM”), NASDAQ Stock Market (“NASDAQ”) and the Financial Industry Regulatory Authority (“FINRA”). In summary, the Consultant will advise on the logistical requirements of maintaining a public company and shall not be responsible for the day to day operations of the Client’s business.

Client agrees to keep Consultant informed of key developments regarding the Client and to abide by this Agreement. Client agrees not to participate in any business activities that are not ethical. Client shall not cause any disruption or interfere with the Consultant’s obligation to perform his duties and vice versa.

Client understands and agrees that the Consultant is not a licensed member of any state bar, does not possess any license to provide financial services or investment advice and nor does he provide any specific expertise. The scope of the services rendered shall be at the Consultant’s discretion, but he will do his best to respond to specific inquiries by the Client. The Consultant cannot and does not provide any warranty of his services to the Client. Client recognizes that this is in no way an exclusive agreement, and that Consultant may perform similar or other services to other clients, at his discretion.

2. Remuneration.

(1)	Client will pay Consultant for services at a rate of $30,000 per month by transferring this payment into a nominee bank account of the Consultant. This fee shall be paid semi-annually, in advance of the commencement of each quarter, with the first payment of $180,000 to be paid on January 3, 2022 and the second payment to be paid on July 3, 2022.

(2)	Client shall issue to Consultant an aggregate total of 7.5 million shares of its common stock, currently quoted on OTC Market Group’s “OTC Link” platform under the symbol “HMBL”. These shares shall be vested as follows: (a) 5 million shares shall be vested on January 3, 2022 and will be referenced on the Client’s current “S-1” Registration Statement, now before the SEC with the intention of having these shares registered for sale upon the Registration Statement being deemed effective; (b) 2.5 million shares shall be vested on July 3, 2022 and will be referenced on the Client’s subsequent “S-1” Registration Statement which will be filed with the SEC within 90 days of the deemed effectiveness of the initial “S-1” Registration Statement.

(3)	Client shall pay a performance bonus to Consultant of $250,000 upon achieving a NASDAQ listing, even if the milestone is achieved after the expiration/termination of this contract, such bonus shall be paid to Consultant within 14 days of the achievement of that milestone.

(4)	The Client will reimburse the Consultant for pre-approved business expenses.

4. Term and Obligations. The service period under this Agreement shall commence on January 3, 2022 and conclude on January 2, 2023. This Agreement may be thereafter extended by mutual written consent.

5. Limited Right of Disclosure of Agreement. Client recognizes that there is an intangible value of having an association with Consultant. As such, Consultant agrees that Client may announce that Consultant has contracted to be an Advisor in a public statement, such as a press release, upon approval by the Consultant of the content of that statement. Other than this right , the Parties agree that the terms of this Agreement and of the Agreement itself, are to be maintained in the strictest confidence, except as may be required by law, regulations, or necessary for purposes of accounting and public disclosure reporting requirements. Client will not list Consultant as an Advisor in its Business Plan nor on its profile page within OTCM’s website. In no way is the Client to be identified or assumed to perform the duties of an Officer or Director of the Client.

6. Termination and/or Conclusion of Consultant’s Services By Client. The Client may terminate this Agreement for any reason, at any time, however, the Client shall remain responsible for remunerating the Consultant for the entire term of this Agreement. Remuneration shall be due immediately upon termination of the Agreement by the Client. Termination of this Agreement shall in no way entitle Client to reimbursement of fees and retainers, and Client accepts forfeiture of such fees and retainers, paid or unpaid, upon termination.

7. Suspension or Termination and/or Conclusion of Services By Consultant. The Consultant may, at its own discretion, suspend or terminate this Agreement at any time, if there is a reasonable suspicion of unethical, illegal, or contra-regulatory activities undertaken by the Client. The Consultant may also terminate this Agreement if the Consultant is in breach of the Agreement itself.

Unethical activities shall include, but are not limited to, the proffering of misinformation by the Client either to the public or to Consultant; the grossly unreasonable divesture/dilution of common stock, so as to counteract the Consultant’s ability to fulfill its duties in a manner mutually beneficial to the Client and the investing public; any conduct by the Client that is in breach of this Agreement; and/or, such activities or conduct undertaken by the Client that cast the Consultant in a false light.

The Client shall remain responsible for remunerating the Consultant for the entire term of this Agreement, if the Consultant terminates the Agreement under this clause. Termination of this Agreement under this clause shall in no way entitle Client to reimbursement of fees and retainers and Client accepts forfeiture of such fees and retainers, paid or unpaid, upon termination.

8. Limitation of Liability. The Client agrees, to the fullest extent permitted by law, to hold Consultant harmless from any liability of Consultant to the Client for any and all claims, losses, costs, damages of any nature whatsoever. In no event shall Consultant be responsible for any consequential damages or contingent liability as a result of its performance or non-performance of its duties under this contract. The consultant agrees not to engage in any litigation against the Client, except to enforce this Agreement, should it be necessary.

9. Hold Harmless and Indemnification. To the extent permitted by law: Client shall indemnify, defend, and hold harmless Consultant against and in respect of any and all third party claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys’ fees, that Consultant shall incur or suffer, that arise, result from, or relate to any breach of, or failure by Client to perform, any of its obligations in this Agreement or in any way related to the scope of work to be performed under this Agreement except those caused by Consultant’s sole and active negligence.

10. Confidentiality/Non-Disclosure Agreement. The Parties intend to prevent the unauthorized disclosure of Confidential Information. For purposes of this Agreement, “Confidential Information” shall include all information or material that has or could have commercial value or other utility in the business in which Client is engaged. Consultant shall hold and maintain the Confidential Information in strictest confidence for the sole and exclusive benefit of the Client. Consultant shall carefully restrict access to Confidential Information to third parties as is reasonably required. Consultant shall not, without prior written approval of Client, use for Consultant’s own benefit, publish, copy, or otherwise disclose to others, or permit the use by others for their benefit or to the detriment of Client, any Confidential Information. Consultant shall return to Client any and all records, notes, and other written, printed, or tangible materials in his possession pertaining to Confidential Information immediately if Client requests it in writing. Consultant’s obligations under this Agreement do not extend to information that is publicly known at the time of disclosure or subsequently becomes publicly known through no fault of the Consultant.

11. Non-Disparagement. The parties agree to treat each other respectfully and professionally and not disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Consultant and the Client will respond accurately and fully to any question, inquiry or request for information when required by the legal process.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

13. Entire Agreement; Modification; Waiver; Severability. This Agreement constitutes the entire Agreement between the Parties pertaining to the subject matter contained in it and supersedes all outstanding terms of prior and contemporaneous Agreements, representations, and understandings of the Parties, except for other Agreements expressly referenced with this Agreement. No supplement, modification, or amendment of this agreement shall be binding unless executed in writing and signed by all the Parties. No waiver of any of the provisions of this agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. The provisions of this Agreement are separate and divisible, and if any of those provisions, or portions thereof are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remain provisions, or portions thereof, shall not be affected and shall remain in full force.

14. One Year Limitation on Actions. The Parties to this Agreement agree that any action based upon the services performed in this contract, any alleged breach of this contract, or any breach of any duty assumed by this contract, shall be commenced within one (1) year of the alleged breach. It is the intention of the Parties by this provision to shorten the four (4) year statute of limitations provided for in California Code of Civil Procedure section 337.

15. Attorney’s Fees and Costs. The Parties agree that in an action for a breach of this agreement, that the Prevailing Party will be entitled to reasonable attorneys’ fees, costs and expert witness fees in addition to any other relief to which that party may be entitled. Costs shall include all costs and not be limited to the recoverable costs set forth in the Code of Civil Procedure. For purposes of this provision, the Prevailing Party shall mean a plaintiff who receives any monetary recovery or a defendant who receives a defense verdict.

16. Opportunity to Review Agreement. Each party to this Agreement has been given an opportunity to fully review and analyze this Agreement and further have had the opportunity to seek legal counsel and to have legal counsel review and analyze this Agreement. Each party has fully read and understands each provision of this contract and all Parties understand their respective duties under this Agreement. Consultant and Client agree to use of the particular language of the provisions of this Agreement, and any questions of doubtful interpretation will not be resolved by any rule providing for interpretation against the party who causes the uncertainty to exist as both Parties agree to be considered the drafter of this Agreement.

17. Governing Law/Forum Selection. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed entirely in California. The sole forum for any action or proceeding brought by Consultant or Client arising of or in any way related to this Agreement, whether such action is in law or equity, will be a court of competent jurisdiction or arbitration forum in the County of San Diego, State of California.

IN WITNESS WHEREOF, the Parties to this Agreement have duly executed it on the day and year first above written.

“CONSULTANT”:

DATED: November 18, 2021	By:
George Sharp

Client has read and understands the foregoing terms and have agreed to them, as of the date Consultant first provided services.

“CLIENT”:

DATED: November 18, 2021	By:
Brian Foote
President
Humbl, Inc.